                                                                     Exhibit 5.3

INTERNAL REVENUE SERVICE                        DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD  21201-0000

Date:  /d/ August 15, 1995                      Employer Identification Number:
                                                        23-1543999
SUPER RITE FOODS, INC.                          File Folder Number:
C/O CLYDE E. GINGRICH, F.S.A                    521042715
CONRAD M. SIEGEL,INC.                           Person to Contact:
500 NATIONWIDE DRIVE                                    BILL WILLIAMS
HARRISBURG, PA  17110-5900                      Contact Telephone Number:
                                                        (215) 597-8958
                                                Plan Name:
                                                SUPER RITE FOODS EMPLOYEE
                                                INVESTMENT OPPORTUNITY PLAN
                                                Plan Number:  009

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated July 20, 1995. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b)

     This determination letter is applicable for the amendment(s) adopted on December 28, 1994.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirement s of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Publ. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                             Sincerely yours,

                                             /s/  Paul M. Harrington

                                             District Director


Enclosure(s)
Publication 794